Exhibit 21.1

List of Subsidiaries

The table below is a complete list of the Company’s subsidiaries as of December 31, 2021:

Name	Principal Activities	Country
Arco Educação S.A.	Holding	Brazil
Arce Participações Ltda.	Holding	Brazil
Companhia Brasileira de Educação e Sistemas de Ensino S.A.	Educational content	Brazil
SAE Digital S.A.	Educational content	Brazil
International School Serviços de Ensino, Treinamento e Editoração, Franqueadora S.A.	Educational content	Brazil
EEM Licenciamento de Programas Educacionais Ltda.	Educational technology	Brazil
NLP Soluções Educacionais Ltda.	Educational content	Brazil
WPensar S.A.	Educational technology	Brazil
Geekie Desenvolvimento de Softwares S.A.	Educational technology	Brazil
Studos Software Ltda.	Educational content	Brazil
Escola de Inteligência Cursos Educacionais Ltda.	Educational content	Brazil
Me Salva! Cursos e Consultorias S/A.	Educational content	Brazil
Quadrado Mágico Desenvolvimento e Licenciamento de Software S.A.	Educational content	Brazil
Desenvoolva – Educação, Treinamento e Consultoria Corporativa Ltda.	Educational content	Brazil
P2D Educação Ltda.	Educational content	Brazil